Exhibit 99.1

NEWS RELEASE
Visteon Announces 2010 Financial Results
Full Year 2010 Highlights
•	Product sales of $7.32 billion, up $903 million from prior year

•	Net income of $1.03 billion, including $933 million of net reorganization gains

•	Adjusted EBITDA of $614 million, up $160 million year-over-year

•	Cash generated by operating activities of $174 million, up $33 million from 2009

•	Year-end cash balances of $979 million; total debt of $561 million

•	Common stock listed on NYSE; trading since Jan. 10, 2011 (symbol: VC)
VAN BUREN TOWNSHIP, Mich., March 9, 2011 — Visteon Corporation (NYSE: VC) today announced financial results for 2010, reporting full-year sales of $7.47 billion, an increase of $781 million or 12 percent compared with 2009. Net income for full year 2010 was $1.03 billion and included $933 million of net reorganization gains in connection with the company’s emergence from Chapter 11 on Oct. 1, 2010. Adjusted EBITDA for full year 2010 was $614 million, an increase of $160 million compared with $454 million for 2009. For full year 2010, the company generated $174 million of cash from operating activities, an increase of $33 million compared with 2009.
“Our full-year financial results significantly improved from last year, reflecting our ongoing operational actions, benefits from our restructuring initiatives and an upswing in global vehicle production volumes,” said Donald J. Stebbins, chairman, chief executive officer and president. “We capitalized on sales growth in China and other emerging markets through our extensive manufacturing and engineering presence in these key regions.”
Full Year 2010 Results
Product sales for full year 2010 were $7.32 billion, up $903 million, or more than 14 percent, from 2009, reflecting higher customer vehicle production volumes and favorable currency. The improved production environment was partially offset by the impact of divestitures and plant closures completed in 2009 and the first half of 2010, which reduced product sales by $422 million. Approximately 29 percent and 25 percent of 2010 product sales were to Hyundai-Kia and Ford, respectively. Renault-Nissan and PSA Peugeot-Citroën collectively accounted for about 14 percent of sales. On a regional basis, Asia Pacific and Europe accounted for 40 percent and 36 percent of total product sales, respectively, while North America accounted for 18 percent and South America 6 percent.
Gross margin for 2010 was $809 million, increasing $212 million over full year 2009. Gross margin for full year 2010 included $198 million of savings related to the termination of company-paid medical, prescription drug and life insurance coverage under certain U.S. other post-retirement employee benefit (“OPEB”) plans, which was $65 million higher than similar savings recognized in 2009. The remaining year-over-year increase of $147 million reflected higher production volumes and improved net cost performance, partially offset by divestitures and plant closures, unfavorable currency and inventory valuation adjustments associated with the adoption of fresh-start accounting.

Selling, general and administrative expenses for 2010 totaled $395 million compared with $331 million for 2009, an increase of $64 million. This increase is attributable to the impact of OPEB terminations that provided a savings of $62 million in 2009, compared with a net expense of $5 million in 2010. In addition, net cost efficiencies of $53 million achieved in 2010 were partially offset by unfavorable currency and increased employee performance incentive costs of $50 million.
Equity in net income of non-consolidated affiliates of $146 million for full year 2010 represented a $66 million increase over 2009. Equity in net income is mainly derived from Visteon’s Asian joint venture partnerships, principally Yanfeng Visteon Automotive Trim Systems Co., Ltd. The increase in 2010 reflects significantly higher vehicle production in China.
Visteon reported net income of $1.03 billion for full year 2010, including net reorganization gains of $933 million. Net reorganization gains included $956 million related to the settlement of obligations previously recorded as liabilities subject to compromise and $106 million related to the adoption of fresh-start accounting, partially offset by reorganization costs of $129 million. Adjusted EBITDA, as defined below, of $614 million for 2010 represented an increase of $160 million over full year 2009. Higher vehicle production volumes, net of unfavorable currency and the impact of divestitures and plant closures, increased adjusted EBITDA by $152 million. In addition, positive net cost performance and higher equity income from Visteon’s Asian non-consolidated joint ventures provided a further increase of $112 million. These increases more than offset higher employee performance incentive costs of $67 million and net income attributable to non-controlling interests of $19 million, principally reflecting the 30 percent minority interest in Halla Climate Control Corporation.
Fourth Quarter 2010 Results
Fourth quarter 2010 product sales were $1.89 billion, down $81 million year-over-year, primarily due to the impact of divestitures and plant closures of $128 million and unfavorable currency – partially offset by slightly higher vehicle production volumes. Approximately 31 percent and 23 percent of fourth quarter 2010 product sales were to Hyundai-Kia and Ford, respectively. Renault-Nissan and PSA Peugeot-Citroën collectively accounted for about 15 percent of sales. On a regional basis, Asia Pacific and Europe and accounted for 43 percent and 36 percent of total product sales, respectively, while North America accounted for 15 percent and South America 6 percent.
Gross margin of $247 million for fourth quarter 2010 represented a year-over-year decrease of $105 million, as divestitures and plant closures, unfavorable currency, and net cost performance including increased inventory costs associated with the adoption of fresh-start accounting more than offset slightly higher vehicle production volumes. Gross margin in both the fourth quarters of 2010 and 2009 included $133 million of savings associated with OPEB terminations.
Selling, general and administrative expense for fourth quarter 2010 totaled $103 million, including $13 million of savings from OPEB terminations and $14 million of reorganization-related costs incurred after Oct. 1, 2010. Selling, general and administrative expenses for fourth quarter 2009 were $31 million, which included $62 million of savings from OPEB terminations. After adjusting for the impact of OPEB terminations and reorganization-related costs, selling, general and administrative expenses increased by $9 million, reflecting higher employee performance incentive costs.
Restructuring expenses for fourth quarter 2010 totaled $28 million, of which $24 million related to employee severance and termination benefits for a European interiors facility pursuant to the sale of assets and transfer of production. The company expects to recover from customers approximately $18 million of these expenses as payments are made.

For fourth quarter 2010, the company reported net income of $1.13 billion, including reorganization gains of $1.06 billion. Adjusted EBITDA for fourth quarter 2010 was $138 million, a decrease of $92 million from the same quarter a year earlier. The fourth quarter of 2009 included a net benefit of about $23 million related to facilities that were divested or closed under customer arrangements. Customer cost recoveries and supplier pricing settlements provided a net benefit of $28 million in the fourth quarter of 2009 compared with a net cost of $7 million in the same period in 2010. The change in Adjusted EBITDA was further impacted by higher employee performance incentive costs of $19 million in fourth quarter 2010.
Cash and Debt Balances
As of Dec. 31, 2010, Visteon had global cash balances totaling $979 million, including restricted cash of $74 million, and total debt of $561 million.
For full year 2010, Visteon generated $174 million of cash from operations, including a use of about $335 million for Chapter 11-related items. Capital expenditures of $209 million in 2010 were $58 million higher than in 2009. For 2010, free cash flow, as defined below, was negative $35 million, compared with negative $10 million for 2009.
For fourth quarter 2010, Visteon used $49 million of cash for operations, including a use of about $250 million for Chapter 11-related items. Capital expenditures in fourth quarter 2010 were $92 million. Free cash flow was negative $141 million in fourth quarter 2010, compared with positive $228 million in the fourth quarter of 2009.
Fresh-Start Accounting
The company adopted fresh-start accounting in connection with the Oct. 1, 2010, emergence from Chapter 11 bankruptcy proceedings. Accordingly, financial results for the three months ended Dec. 31, 2010 (the “Successor Company”), and the nine months ended Oct. 1, 2010, (the “Predecessor Company”), are presented separately. For illustrative purposes in this earnings release, the company has combined the separate Successor Company and Predecessor Company results to derive combined results for the three and twelve months ended Dec. 31, 2010. However, because of various financial statement adjustments in connection with the adoption of fresh-start accounting, including adjustments necessary to give effect to the plan of reorganization and adjustments of assets and liabilities to fair value, the results of operations for the Successor Company are not comparable to those of the Predecessor Company.
Net New Business
Visteon reported an expected backlog of approximately $700 million of consolidated net new business for the period 2011 through 2013. Hyundai-Kia accounted for 61 percent of this amount, with Ford Motor Co. and PSA Peugeot-Citroën accounting for 16 percent and 7 percent, respectively.
“We retained the support and confidence of our customers throughout our reorganization efforts,” Stebbins said. “We very much appreciate this support, which reflects positively on our relationships and our capability to provide competitive, differentiated and solution-driven products and applications to our customers around the world.”

Full Year 2011 Outlook
Visteon expects full year 2011 product sales in the range of $7.3 billion to $7.5 billion and adjusted EBITDA in the range of $620 million to $660 million. Free cash flow is expected to be a use of approximately $225 million. Estimates for other selected 2011 financial items are provided below:

	Full Year 2011 Estimate
Depreciation and amortization	$320	million
Interest payments	$50	million
Cash taxes	$140	million
Pension funding, net of expense	$50	million
Chapter 11 claims / restructuring	$200	million
Capital spending	$270	million
Visteon’s full year 2011 outlook is based on an average full year exchange rate of $1.33/Euro and Korean Won/ U.S. Dollar of 1,135.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,500 people. Learn more at www.visteon.com
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to,
•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other post-employment benefit obligations;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages;

•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010).
Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final audited financial results will be included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2011 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Contact:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31	December 31	December 31	December 31	December 31
	2010	2010	2009	2010	2009
	Successor	Combined	Predecessor	Combined	Predecessor
Net Sales
Products	$1,886	$1,886	$1,967	$7,323	$6,420
Services	1	1	60	143	265

	1,887	1,887	2,027	7,466	6,685

Cost of sales
Products	1,642	1,639	1,616	6,516	5,827
Services	1	1	59	141	261

	1,643	1,640	1,675	6,657	6,088

Gross margin	244	247	352	809	597

Selling, general and administrative expenses	124	103	31	395	331
Restructuring expenses	28	28	12	48	84
Reimbursement from escrow account	—	—	—	—	62
Deconsolidation gain	—	—	—	—	(95)
Asset impairments and other (gains)/losses	(1)	(1)	(11)	24	(11)
Reorganization items, net	—	(1,056)	30	(933)	60

Operating income	93	1,173	290	1,275	290

Interest expense, net	10	10	4	170	106
Equity in net income of non-consolidated affiliates	41	46	28	146	80

Income before income taxes	124	1,209	314	1,251	264

Provision for income taxes	19	56	17	150	80

Net income	105	1,153	297	1,101	184

Net income attributable to noncontrolling interests	19	19	21	75	56

Net income attributable to Visteon	$86	$1,134	$276	$1,026	$128

Per share data:

Net income attributable to Visteon
Basic	$1.71		$2.12		$0.98
Diluted	$1.66		$2.12		$0.98

Average shares outstanding (in millions)
Basic	50.2		130.4		130.4
Diluted	51.7		130.4		130.4

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)
(Unaudited)

	December 31	December 31
	2010	2009
	Successor	Predecessor
ASSETS

Cash and equivalents	$905	$962
Restricted cash	74	133
Accounts receivable, net	1,101	1,055
Inventories, net	364	319
Other current assets	258	236

Total current assets	2,702	2,705

Property and equipment, net	1,582	1,936
Equity in net assets of non-consolidated affiliates	439	294
Intangible assets, net	396	—
Other non-current assets	89	84

Total assets	$5,208	$5,019

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Short-term debt, including current portion of long-term debt	$78	$225
Accounts payable	1,211	977
Accrued employee liabilities	196	161
Other current liabilities	357	302

Total current liabilities	1,842	1,665

Long-term debt	483	6
Employee benefits	522	568
Deferred income taxes	190	159
Other non-current liabilities	221	257
Liabilities subject to compromise	—	2,819

Shareholders’ equity (deficit):
Preferred stock	—	—
Common stock	1	131
Stock warrants	29	127
Additional paid-in capital	1,099	3,407
Retained earnings (accumulated deficit)	86	(4,576)
Accumulated other comprehensive income	50	142
Treasury stock	(5)	(3)

Total Visteon Corporation shareholders’ equity (deficit)	1,260	(772)
Noncontrolling interests	690	317

Total shareholders’ equity (deficit)	1,950	(455)

Total liabilities and shareholders’ equity (deficit)	$5,208	$5,019

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2010	2010	2009	2010	2009
	Successor	Combined	Predecessor	Combined	Predecessor
Operating Activities

Net income	$105	$1,153	$297	$1,101	$184
Adjustments to reconcile Net Income to net cash from (used by) Operating Activities:
Depreciation and amortization	73	73	97	280	352
Pension and OPEB, net	(146)	(146)	(199)	(187)	(215)
Deconsolidation gain	—	—	—	—	(95)
Asset impairments and other (gains)/losses	(1)	(1)	(11)	24	(11)
Equity earnings, net of dividends remitted	(41)	(46)	8	(133)	(38)
Reorganization items, net	—	(1,056)	30	(933)	60
Other non-cash items	45	81	9	81	8
Changes in assets and liabilities:
Accounts receivable	(53)	(53)	15	(132)	(127)
Inventories	5	5	27	(70)	33
Accounts payable	174	174	29	229	79
Other	(7)	(233)	(10)	(86)	(89)

Net cash from (used by) Operating Activities	154	(49)	292	174	141

Investing Activities

Capital expenditures	(92)	(92)	(64)	(209)	(151)
Proceeds from asset sales	16	16	64	61	69
Investments in joint ventures	—	—	(30)	(3)	(30)
Cash associated with deconsolidation	—	—	—	—	(11)

Net cash used by Investing Activities	(76)	(76)	(30)	(151)	(123)

Financing Activities

Cash restriction	16	121	(31)	59	(133)
Short term debt, net	6	6	5	(3)	(19)
Rights offering proceeds, net	—	1,201	—	1,190	—
Debt proceeds, net	—	472	72	481	128
Principal payments on debt	(61)	(1,688)	(54)	(1,787)	(173)
Other	(1)	(1)	(6)	(22)	(62)

Net cash (used by) from Financing Activities	(40)	111	(14)	(82)	(259)

Effect of exchange rates on cash	1	1	2	2	23

Net increase (decrease) in cash	39	(13)	250	(57)	(218)

Cash at beginning of period	866	918	712	962	1,180

Cash at end of period	$905	$905	$962	$905	$962

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.
Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended			Twelve Months Ended		Estimated
	December 31			December 31		Full Year
	2010	2010	2009	2010	2009	2011
	Successor	Combined	Predecessor	Combined	Predecessor	Successor
Net Income attributable to Visteon	$86	$1,134	$276	$1,026	$128	$25 - 75
Interest expense, net	10	10	4	170	106	50
Provision for income taxes	19	56	17	150	80	140
Depreciation and amortization	73	73	97	280	352	320
Asset impairments, other (gains)/losses	(1)	(1)	(11)	24	(11)	—
Deconsolidation gain	—	—	—	—	(95)	—
Restructuring and other related items	28	28	12	33	29	75
OPEB termination and other employee charges	(146)	(146)	(195)	(176)	(195)	—
Reorganization and other related items	40	(1,016)	30	(893)	60	10 - 0

Adjusted EBITDA	$109	$138	$230	$614	$454	$620 - 660

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.
Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended			Twelve Months Ended		Estimated
	December 31			December 31		Full Year
	2010	2010	2009	2010	2009	2011
	Successor	Combined	Predecessor	Combined	Predecessor	Successor
Cash from (used by) Operating Activities	$154	$(49)	$292	$174	$141	$45
Capital expenditures	(92)	(92)	(64)	(209)	(151)	(270)

Free cash flow	$62	$(141)	$228	$(35)	$(10)	$(225)

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.